Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS FOURTH QUARTER AND
2014 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD – March 24, 2015 – GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the fourth quarter and year ended December 31, 2014. For the year ended December 31, 2014, the company reported a net loss of $2.5 million, or $0.16 per share, compared with a net loss of $10.0 million, or $0.77 per share, for the year ended December 31, 2013. The company ended the year with $14.7 million in cash, cash equivalents, and short-term investments.

“The significant progress we made in 2014 has set the stage for an exciting new chapter in our evolution. Most notably, a Phase 1/2 clinical trial commenced for CGF166, GenVec’s lead product candidate which is partnered with Novartis, in patients with severe to profound hearing loss,” said Douglas J. Swirsky, president and CEO of GenVec. “At the same time, our recently announced agreement with TheraBiologics underscores our strategy to build value through the creation of a portfolio of opportunities that leverage our proprietary adenovector technology. We anticipate a cash burn between $5 million and $7 million for 2015 and believe our existing resources are sufficient to fund the company’s operations into 2017.”

2014 Financial Results

For 2014, revenue increased 64% to $6.0 million from $3.7 million in 2013. The increase in revenue in 2014 was primarily due to increased revenue of $4.6 million generated by our hearing loss and balance disorders program versus the prior year as a result of our achievement of milestones totaling $5.0 million in revenue in 2014 offset by a $0.4 million reduction in revenues received for services performed in connection with this program. This revenue increase was partially offset by a $1.5 million decrease in revenue in 2014 associated with our malaria program, primarily due to the termination of our September 2012 agreement with the U.S. Naval Logistics Command, as compared to the comparable prior year period and $0.4 million reduction in revenues received for services performed in connection with the hearing program. We also experienced reduced revenues of $0.4 million, $0.2 million, and $0.2 million as a result of reduced work scope for research performed under grants, for our foot and mouth disease (FMD) and for our HIV programs, respectively, in 2014 as compared to 2013.

Operating expenses for 2014 decreased 39% to $8.6 million from $14.0 million in 2013. Research and development expenses decreased 59% to $2.3 million in 2014 from $5.5 million in 2013. In 2014, we experienced lower research and development costs than in the prior year due primarily to decreased personnel costs due to the reductions in force that occurred in 2013 and a decreased allocation of facility costs to research and development in 2014 as compared to 2013.

General and administrative expenses decreased 26% to $6.3 million in 2014 from $8.5 million in 2013. General and administrative expenses were lower in 2014 primarily due to lower personnel, professional and facility overhead costs.  Included in general and administrative personnel expenses for 2013 is approximately $1.5 million for non-recurring severance costs.  There were no such costs in 2014. The reduced costs were partially offset by an increased allocation of facility costs to general and administrative in 2014 as compared to 2013.

Fourth Quarter 2014 Results

For the fourth quarter ended December 31, 2014, GenVec reported net income of $1.7 million, or $0.11 per share, compared with a net loss of $0.9 million, or $0.07 per share, for the comparable prior year period. The company reported revenues of $3.5 million in the fourth quarter of 2014 compared to $0.1 million for the same period in 2013.  This increase was primarily due to the milestone payment of $3 million resulting from the October 28, 2014 achievement of the fourth milestone in our collaboration with Novartis on the discovery and development of novel treatments for hearing loss and balance disorders.  There were no milestones achieved in the comparable prior year period.  Additionally, we achieved revenue increases related to our FMD program, $0.2 million, and our malaria program, $0.1 million. Increased revenue in each case is attributable to increased work scope and laboratory capabilities in the 2014 period as compared to the same period in 2013. Research and development expenses increased 295% in 2014 from $0.1 million in the fourth quarter of 2013 to $0.6 million in the fourth quarter of 2014 resulting mainly from increased personnel and material costs. General and administrative expenses in the fourth quarter of 2014 increased 9% to $1.3 million from $1.1 million in the comparable period in 2013 primarily as a result of increased personnel costs.

Cash Position

As of March 20, 2015, the company had $13.0 million in cash, cash equivalents, and investments (unaudited).

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EDT to discuss the company’s financial results and 2015 business outlook. To listen to the live conference call, please dial 877-359-9508 (U.S. or Canada) or 224-357-2393 (international) and use the following Conference ID: 93345116. An audio replay of the conference call will be available starting at 1:00 p.m. EDT on March 24, 2015 through March 31, 2015. To listen to the audio replay, dial 855-859-2056 or 404-537-3406 (international) and use access code 93345116.

A live webcast of the conference call will be available on the company’s website and will be archived for 90 days. To access the webcast or the replay, go to www.genvec.com, click on the Investors and Media, select News/Events from the drop-down menu, and then click open the Presentations collection.

About GenVec

GenVec is a clinical-stage biopharmaceutical company with an entrepreneurial focus on leveraging its proprietary adenovector gene delivery platform to develop a pipeline of cutting-edge therapeutics and vaccines. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to our internal and partnered pipeline, we also focus on opportunities to license our proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:
GenVec, Inc.
Rena Cohen
(240) 632-5501
rcohen@genvec.com
(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues	$3,529	$145	$6,041	$3,682

Operating expenses:
General and administrative	1,258	1,149	6,314	8,484
Research and development	563	142	2,264	5,492
Total operating expenses	1,821	1,291	8,578	13,976

Operating income/(loss)	1,708	(1,146)	(2,537)	(10,294)

Other income:
Interest and other income, net	8	259	22	275

Net income/(loss)	$1,716	$(887)	$(2,515)	$(10,019)

Basic and diluted net income/(loss) per share	$0.11	$(0.07)	$(0.16)	$(0.77)

Shares used in computation of basic and diluted net income/(loss) per share	16,540	12,948	15,827	12,948

GenVec, Inc.
Selected Balance Sheet Information

(in thousands)

	As of December 31,
	2014 (unaudited)	2013

Cash, cash equivalents and short-term investments	$14,692	$6,105
Working capital	13,014	3,999
Total assets	15,609	7,254
Stockholders’ equity	13,298	4,610

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